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                                                                     EXHIBIT 8.1



                    [GIBSON, DUNN & CRUTCHER LLP LETTERHEAD]



                                  June 5, 2000


(213) 229-7000                                                     C 41507-00001


Harmonic Inc.
549 Baltic Way
Sunnyvale, California 94089

     Re:  Acquisition of C-Cube Microsystems Inc.

Ladies and Gentlemen:

     We have acted as counsel to Harmonic Inc., a Delaware corporation ("HARMONIC"), in connection with the preparation and execution of the Amended and Restated Agreement and Plan of Merger and Reorganization (the "MERGER AGREEMENT"), dated as of December 9, 1999, by and between Harmonic and C-Cube Microsystems Inc., a Delaware corporation ("C-CUBE"). Pursuant to the Merger Agreement, C-Cube has merged with and into Harmonic, with Harmonic surviving the merger (the "MERGER"). The Merger and certain proposed transactions incident thereto are described in the Registration Statement on Form S-4 (the "REGISTRATION STATEMENT") of Harmonic, which includes the Joint Proxy Statement/Prospectus/Information Statement (the "JOINT PROXY STATEMENT") of C-Cube and Harmonic, that was filed with the Securities and Exchange Commission under the Securities Act of 1933 and which became effective on March 24, 2000.

     You have requested our opinion regarding certain federal income tax consequences of the Merger. In rendering this opinion, we have assumed and relied upon (without any independent investigation):

     1. The truth and accuracy of the statements, covenants, representations and warranties contained (a) in the Merger Agreement, (b) in the representations received from Harmonic and C-Cube (the "TAX REPRESENTATION LETTERS") that have been provided to us and dated as of May 3, 2000, and (c) in the Registration Statement;
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Harmonic Inc.
June 5, 2000
Page 2


     2. that the Merger was consummated in accordance with the Merger Agreement, without any waiver, breach or amendment of any material provisions of the Merger Agreement, the effectiveness of the Merger under applicable state law, and the performance of all covenants contained in the Merger Agreement and the Tax Representation Letters without waiver or breach of any material provisions thereof, in each case except as otherwise provided in the Waiver Agreement entered into between Harmonic and C-Cube as of April 21, 2000;

     3. the accuracy of any representation or statement made "to the knowledge of" or similarly qualified without such qualification, and as to all matters in which a person or entity is making a representation, that such person or entity is not a party to, does not have, and is not aware of, any plan, intention, understanding or agreement inconsistent with such representation, and there is no such plan, intention, understanding, or agreement inconsistent with such representation;

     4.   the reporting of the Merger as a reorganization, within the meaning of
Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE"), by Harmonic and C-Cube in their federal income tax returns;

     5. the authenticity of original documents (including signatures), conformity to the originals of documents submitted to us as copies, and due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof; and

     6. the absence of any occurrence since the date of the Tax Representation Letters that could have caused any of the declarations and representations contained in those letters to be untrue, incorrect, or incomplete in any respect at any time since such date.

     Based upon the foregoing, the discussion contained in the Joint Proxy Statement under the caption "Material Federal Income Tax Consequences of the Merger," subject to the limitations and qualifications described therein and herein, and as of March 24, 2000, is our opinion with respect to the federal income tax consequences generally applicable to the Merger.

     This opinion represents our best judgment regarding the application of federal income tax laws under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. We undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws. Furthermore, in the event any one of the statements, covenants, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.
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Harmonic Inc.
June 5, 2000
Page 3


     This opinion addresses only the matters described above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

     This opinion may not be relied upon for any other purpose or by any other person or entity, and may not be furnished to, quoted to or by or relied upon by any other person or entity, without our prior written consent.

                                       Very truly yours,


                                       /s/ GIBSON, DUNN & CRUTCHER LLP
                                       -------------------------------
                                       Gibson, Dunn & Crutcher LLP